Exhibit 99.1

DTI and Epiq to Combine in Connection with OMERS Private Equity and Harvest Partners Acquisition

ATLANTA, GA and KANSAS CITY, KS – Sep 30, 2016 – DTI and Epiq Systems, Inc. today announced the successful completion of the acquisition of Epiq (through DTI) by OMERS Private Equity and Harvest Partners. Following the acquisition, DTI, a global legal process outsourcing (LPO) company providing eDiscovery, management services, litigation support, and court reporting, and Epiq, a leading global provider of integrated technology and services for the legal profession, intend to integrate their operations to create a global leader that will deliver to clients around the world a more robust base of expertise, capabilities and services.

“We are confident that we are building an organization that is modern and nimble, secure and client focused,” said John Davenport, Jr., founder and chief executive officer of DTI. “We are excited about the opportunity ahead of us as we continue our efforts to balance global scale and local capability. Our combined organizations are better positioned to serve our clients and we look forward to joining together with the Epiq management team and employees as we begin to integrate our two organizations.”

In the short term, both the Epiq and DTI brands will remain in place, as the organization undergoes a carefully orchestrated integration of operations designed to further enhance client services of both organizations. The business will be headquartered in Atlanta, Georgia with more than 100 locations around the world.

John Davenport, Jr. will serve as the chief executive officer of the combined business, with Brad D. Scott, current president & chief operating officer of Epiq, and Keith Conley, current president & chief operating officer of DTI, taking on the roles of co-presidents and co-COOs. Eddie James will serve as chief financial officer of the combined organization. Adam Seskis will serve as chief integration officer and Jeffrey Jacobs will serve as chief legal officer.

“The combination of Epiq and DTI provides value to our shareholders and employees, and allows for a wider spectrum of solutions to be available to our clients,” said Tom W. Olofson, Epiq’s founder, chairman and chief executive officer. “We are pleased to have closed this transaction with DTI and look forward to the combined company’s continued growth.” Mr. Olofson will be retiring from Epiq upon completion of the transaction.

Acquisition Closing Details

The acquisition was consummated through the merger of Epiq with a wholly-owned subsidiary of DTI, with Epiq continuing as the surviving corporation and a wholly-owned subsidiary of DTI. Under the terms of the merger agreement, at the effective time of the merger, each share of common stock of Epiq was cancelled and automatically converted into the right to receive $16.50, without interest and subject to any applicable withholding taxes. Although the acquisition has been consummated, due to NASDAQ policies, the trading of Epiq shares of common stock will not be suspended until after NASDAQ closes today.

About DTI

DTI is a leading legal process outsourcing (LPO) company serving law firms, corporations and government entities around the globe. DTI helps its clients accelerate the changes they must make to remain competitive. DTI is a leader in the management of information and processes. The company manages risks and minimizes costs associated with complex litigation and compliance functions and has experience in eDiscovery, managed services, litigation support, and court reporting. To learn more about DTI’s global footprint, flexibility, capacity, and world-class project management, visit www.DTIGlobal.com.

About Epiq

Epiq is a leading global provider of integrated technology and services for the legal profession, including eDiscovery, managed services, bankruptcy, class action and mass tort administration, federal regulatory actions and data breach responses. Our innovative solutions are designed to streamline the administration of litigation, investigations, financial transactions, regulatory compliance and other legal matters. Epiq’s subject-matter experts bring clarity to complexity, create efficiency through expertise and deliver confidence to our clients around the world. For more information, visit us at www.epiqsystems.com.

DTI Contact

Jill Brown

+1 (713) 933-2905

JBrown@DTIGlobal.com

Epiq Contact

Catherine Ostheimer

Epiq Systems

+1 (212) 710-6962

Costheimer@epiqsystems.com